                                                                 Exhibit (a)(11)

                                 PRESS RELEASE

News Release
For Immediate Release

          DILLARD'S, INC. EXTENDS TENDER OFFER THROUGH AUGUST 12, 1998

    Little Rock, Arkansas, (August 5, 1998)--Dillard's, Inc. ("Dillard's") today announced that it has extended the period during which its tender offer for shares of Mercantile Stores Company, Inc. ("Mercantile") common stock will remain open to 5:00 p.m., New York City Time, on Wednesday, August 12, 1998.

    The extension has been made in order to allow additional time for the completion of the review of the transaction by the Federal Trade Commission. As previously announced, the Federal Trade Commission has requested additional information in connection with Dillard's Hart-Scott-Rodino filing relating to its tender offer for all of the outstanding shares of Mercantile. Dillard's has been engaging in discussions with the Federal Trade Commission and currently expects to satisfactorily resolve any anti-trust concerns prior to August 12, 1998.

    As of the close of business on August 4, 1998, approximately 19,468,198 shares of Mercantile common stock had been validly tendered in connection with the offer.